Exhibit 3.23

CERTIFICATE OF INCORPORATION

OF

HEALTHWATCHERS (DE), INC.

I, the undersigned, in order to form a corporation from the purposes hereinafter stated, under and pursuant to the provisions of the General Corporation law of the State of Delaware, do hereby certify as follows:

FIRST:                    The name of the corporation is:

HEALTHWATCHERS (DE), INC.

SECOND:               The registered office of the corporation and place of business in the State of Delaware is to be located at 15 E. North Street, in the City of Dover, County of Kent. The name of the registered agent at that address is Corporate Service Bureau Inc.

THIRD:                  The nature of the business, and the objects and purposes proposed to be transacted, promoted, and carried on, are to do any and all things therein mentioned, as fully and to the same extent as natural persons might or could do, and in any part of the world, viz:

To do any lawful act or thing for which corporation may be organized under the General Corporation Law of the State of Delaware.

FOURTH:              The total number of shares which the corporation is authorized to issue is 1500 NO PAR VALUE.

FIFTH:                   The name and address of the incorporator is as follows:

NAME	ADDRESS

Jody V. Crowley	283 Washington Avenue
Albany, New York 12206

SIXTH:                   The powers of the incorporator are to terminate upon the filing of the Certificate of Incorporation, and the name(s) and mailing address(es) of the person(s) who is (are) to serve as Director(s) until the first annual meeting of stockholders or until their successors are elected and qualify is (are) as follows:

NAME	ADDRESS

Harvey Kamil	90 Orville Dr.
Bohemia, New York 11716

SEVENTH:             The Directors shall have power to make and to alter or amend the By-Laws; to fix the amount to be reserved as working capital and to authorize and cause to be executed, mortgages and liens without limit as to the amount, upon the property and franchises of this corporation.

With the consent in writing, and pursuant to a vote of the holders of a majority of the capital stock issued and outstanding, the Directors shall have authority to dispose, in any manner, of the whole property of the corporation.

The By-Laws shall determine whether and to what extent the accounts and books of this Corporation, or any of them, shall be open to the inspection of the stock holders; and no stock holder shall have any right of inspecting and account, or book, or document of this Corporation except as conferred by Law of the By-Laws, or by resolution of the stockholders.

The stockholders and directors shall have power to hold their meetings and keep the books, documents and papers of the corporation outside the State of Delaware, at such places as may be from time to time designated by the By-Laws or by resolution of the stockholders or directors, except as otherwise required by the Laws of the State of Delaware.

It is the intention that the objects, purposes and powers specified in the third paragraph hereof shall, except where otherwise specified in said paragraph, be in nowise limited or restricted by reference to or inference from the terms of any other clause or paragraph in the Certificate of Incorporation, but that the objects, purposes and powers specified in the third paragraph and in each of the clauses or paragraphs of this charter shall be regarded as independent objects, purposes, and powers.

IN WITNESS WHEREOF, I have hereunto set my hand and seal this 3rd day of April, 2000.

/s/ Jody V. Crowley
Jody V. Crowley, Incorporator